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                                    [PHOTO]


[FIRST BUSEY CORPORATION LOGO] First Busey Corporation(R)

               Earnings Release for Quarter Ending March 31, 2003


FINANCIAL HIGHLIGHTS (unaudited)


APRIL 16, 2003: Douglas C. Mills, Chairman of the Board and Chief Executive Officer, announced today that First Busey Corporation recorded net income of $4.842 million, or $.35 per diluted share, for the first quarter of 2003, an increase of $152,000 and $.01, respectively, from $4.690 million, or $.34 per diluted share, in the first quarter of 2002. These results represent a return on average assets of 1.38% and a return on average stockholder equity of 16.73% for the first quarter of 2003 compared to 1.48% and 17.85% for the first quarter of 2002.

First Busey Corporation's net interest margin declined 17 basis points to 3.70% for the first quarter of 2003 from 3.87% for the first quarter of 2002. Net interest income was $11.825 million for the three months ending March 31, 2003, which represents an increase of $684,000 or 6.14% over net interest income of $11.141 million for the same period in 2002. Total interest income decreased $95,000 due to the decline in the average yields earned on loans and investments which was virtually offset by growth in the average balance of loans outstanding. The average balance of loans outstanding increased $98 million or 10.03% from $985 million for the first quarter of 2002 to $1.083 billion for the first quarter of 2003.

Interest expense decreased $779,000 or 10.22% to $6.843 million for the first quarter of 2003 compared to $7.622 million for the first quarter of 2002. This decrease is due to declines in the average rate paid on all categories of interest-bearing liabilities, which was partially offset by growth in the average balance of interest-bearing liabilities.

Non-interest income was $6.475 million in the first quarter of 2003 compared to $5.464 million during the first quarter of 2002, an increase of $1.011 million or 18.50%. The increase in non-interest income is due primarily to the growth in gains on the sale of mortgage loans and was partially offset by decreases in revenue from trust and brokerage activities.

Non-interest expense was $10.382 million for the first quarter of 2003 compared to $8.995 million for the first quarter of 2002, an increase of $1.387 million or 15.42%. The increase is due primarily to increases in ORE expenses and valuation adjustments, higher salaries and wages due to higher commissions on mortgage originations, and an increase in data processing expenses.


                                                         Three Month Ended
                                                              March 31
                                           2003                 2002       % Change
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                                            (in thousands except per share data)
EARNINGS & PER SHARE DATA
Net Income                            $     4,842        $      4,690        3.2%
Basic earnings per share                     0.36                0.35        2.9%
Diluted earnings per share                   0.35                0.34        2.9%
Dividends per share                          0.17                0.15       13.3%

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AVERAGE BALANCES
Assets                                $ 1,423,030        $  1,286,736       10.6%
Investment securities                     237,035             201,773       17.5%
Loans                                   1,083,380             984,610       10.0%
Earnings assets                         1,332,042           1,201,484       10.9%
Deposits                                1,190,706           1,086,082        9.6%
Stockholders' equity                      117,400             106,525       10.2%

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PERFORMANCE RATIOS
Return on average assets                     1.38%               1.48%
Return on average equity                    16.73%              17.85%
Net interest margin                          3.70%               3.87%
Efficiency ratio                            55.74%              53.34%

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LOAN PERFORMANCE
Net credit losses                     $        12        $        372
Accruing loans 90+ days past due            4,499               1,267
Nonaccrual loans                              990               4,886
Foreclosed assets                           5,443               1,597


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
CONSOLIDATED
BALANCE SHEETS (unaudited)                                    March 31,
                                                        2003             2002
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                                                           (in thousands)
ASSETS
Cash and due from banks                            $    48,233      $    30,309
Federal funds sold                                      18,500             --
Investment securities                                  233,498          208,125

Loans                                                1,099,735          985,959
   Less allowance for loan losses                       16,048           13,881

Net loans                                          $ 1,083,687      $   972,078

Premises and equipment, net                             26,846           28,511
Goodwill and other intangibles                           9,741           10,392
Other assets                                            33,637           27,303
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   TOTAL ASSETS                                    $ 1,454,142      $ 1,276,718
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LIABILITIES & STOCKHOLDERS' EQUITY

Non-interest bearing deposits                      $   154,386      $   127,621
Interest bearing deposits                            1,058,526          946,370

Total deposits                                     $ 1,212,912      $ 1,073,991

Fed funds purchased & securities sold
   under agreements to repurchase                        9,005            7,400

Short-term borrowings                                     --              1,000

Long-term debt                                          77,759           53,021

Company obligated mandatorily redeemable
   preferred securities                                 25,000           25,000

Other liabilities                                       10,142            8,683
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   TOTAL LIABILITIES                               $ 1,334,818      $ 1,169,095
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Common stock                                       $     6,291      $     6,291

Surplus                                                 20,977           20,947

Retained earnings                                       94,176           84,511

Other comprehensive income                              10,267            7,880

Treasury stock                                         (10,546)          (9,811)

Unearned ESOP shares                                    (1,759)          (2,021)

Deferred compensation for stock grants                     (82)            (174)
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   TOTAL STOCKHOLDERS' EQUITY                      $   119,324      $   107,623
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   TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $ 1,454,142      $ 1,276,718
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



CONDENSED CONSOLIDATED                              Three Months Ended
STATEMENTS OF INCOME (unaudited)                         March 31,
                                                   2003            2002
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                                          (in thousands, except per share data)
Interest and fees on loans                       $16,485         $16,404

Interest on investment securities                  2,150           2,301

Other interest income                                 33              58
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   TOTAL INTEREST INCOME                         $18,668         $18,763

Interest on deposits                             $ 5,424         $ 6,265

Interest on short-term borrowings                     45             139

Interest on long-term debt                         1,374           1,218
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   TOTAL INTEREST EXPENSE                        $ 6,843         $ 7,622

Provision for loans losses                           600             565
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   NET INTEREST INCOME AFTER PROVISION           $11,225         $10,576

Trust fees                                       $ 1,107         $ 1,250

Commissions and brokers' fees                        465             541

Fees for customer services                         2,143           1,978

Security gains, net                                  183             274

Other                                              2,577           1,421
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   TOTAL NON-INTEREST INCOME                     $ 6,475         $ 5,464

Salaries and employee benefits                   $ 5,651         $ 5,229

Net occupancy expense of bank premises               815             775

Furniture and equipment expenses                     682             832

Other operating expenses                           3,234           2,159
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   TOTAL NON-INTEREST EXPENSE                    $10,382         $ 8,995

   Income before income taxes                    $ 7,318         $ 7,045

Income taxes                                       2,476           2,355
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   NET INCOME                                    $ 4,842         $ 4,690
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


COMMON SHARE DATA

Book value                                       $  8.75         $  7.87
Tangible book value                              $  8.03         $  7.11
Average number of shares outstanding              13,665          13,657
Endings number of shares outstanding              13,640          13,669





CORPORATE PROFILE

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of March 31, 2003. Busey Bank Florida is a federal thrift charter headquartered in Ft. Myers, Florida with a second banking center located in Cape Coral, Florida. Total assets of Busey Bank Florida were $85 million as of March 31, 2003. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com.

Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately $1 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $500 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 500,000 shares of stock, of which 276,212 shares have already been purchased. BUSE closed on March 31, 2003 at $23.40, an increase of 1.47% from the closing price of $23.06 on December 31, 2002.